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                                                                     Exhibit 3.6

                        NEW CENTURY FINANCIAL CORPORATION

                           CERTIFICATE OF DESIGNATIONS
                                       FOR
                    SERIES 2003A CONVERTIBLE PREFERRED STOCK

                         (Pursuant to Section 151 of the
                General Corporation Law of the State of Delaware)

                                   ----------

          New Century Financial Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), in accordance with the provisions of Section 151 thereof,

          HEREBY CERTIFIES: That the Board of Directors of the Corporation on June 30, 2003 adopted a resolution providing for the designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of a series of Preferred Stock, pursuant to the authority conferred upon the Board of Directors by the Corporation's Amended and Restated Certificate of Incorporation, which resolution is as follows:

               NOW THEREFORE BE IT RESOLVED, that this Board of Directors hereby approves, and the officers of the Corporation are hereby authorized to execute and file with the Secretary of State of the State of Delaware a Certificate of Designations in the form set forth as Exhibit A hereto and the recitals and resolutions contained therein are hereby incorporated herein by this reference.

          The Exhibit A referred to in the above resolution is attached hereto as Annex A.

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     IN WITNESS WHEREOF, New Century Financial Corporation has caused this
Certificate of Designations to be signed by Edward F. Gotschall, its Vice Chairman and Vice Chairman & Chief Financial Officer, and attested by Stergios Theologides, its Secretary, this 2/nd/ day of July, 2003.

                                        NEW CENTURY FINANCIAL CORPORATION


                                        By:      /s/  Edward F. Gotschall
                                           -------------------------------------
                                           Edward F. Gotschall, Vice Chairman &
                                                 Chief Financial Officer

Attest:


By:   /s/  Stergios Theologides
   -------------------------------
   Stergios Theologides, Secretary

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Annex A
-------

          1. Designation and Number of Shares. The Preferred Stock created and authorized hereby shall be designated as the "Series 2003A Convertible Preferred Stock" (the "Convertible Preferred Stock"). The number of shares of the Convertible Preferred Stock shall be 4,000,000; provided that upon Stockholder Approval, (1) any outstanding shares of Convertible Preferred Stock will automatically be converted into Common Stock pursuant to Section 6.A hereof, (2) no shares of the Corporation's capital stock shall thereafter be designated as the Convertible Preferred Stock or be authorized for issuance by the Corporation, and (3) all provisions of this Certificate of Designations shall cease to be of further effect. Upon the occurrence of such event, the Board of Directors of the Corporation shall have the power, pursuant to the Delaware General Corporation Law, Section 151(g), or any successor provision and without stockholder action, to cause this Certificate of Designations to be eliminated from the Certificate of Incorporation.

          The Convertible Preferred Stock shall be issuable solely in whole shares that shall entitle the holder thereof to exercise the voting rights, to participate in the distributions and to have the benefit of all other rights of holders of the Convertible Preferred Stock as set forth herein and in the Certificate of Incorporation.

          2. Definitions. Capitalized terms used herein have the meanings assigned to them herein. The following terms, which are not otherwise defined herein, when used herein have the meanings set forth below:

                "Certificate of Designations" means this Certificate of Designations of Series 2003A Convertible Preferred Stock of the Corporation.

                "Certificate of Incorporation" means the Amended and Restated Certificate of Incorporation of the Corporation.

                "Common Stock" means the common stock, $.01 par value per share, of the Corporation.

                "Conversion Price" initially means the Liquidation Preference, subject to adjustment in accordance with Section 7, the price at which one share of Common Stock shall be deliverable upon conversion of the Convertible Preferred Stock without the payment of any additional consideration by the holder of the Convertible Preferred Stock.

                "Corporation" means New Century Financial Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware.

                "Fair Market Value" means, with respect to any property or securities, the fair market value thereof as mutually determined by the Board of Directors of the Corporation and Bear, Stearns International Limited as of the applicable date; provided, however, that if agreement on "Fair Market Value" as provided in the

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          preceding sentence is not achieved, then the "Fair Market Value" shall be determined as follows:

                (1) the Board of Directors of the Corporation and Bear, Stearns International Limited shall mutually select an Independent Appraiser; and

                (2) within twenty days after its selection, the Independent Appraiser selected pursuant to clause (1) above shall, at the expense of the Corporation, prepare and deliver to the Board of Directors of the Corporation and the holders of the Convertible Preferred Stock an appraisal of the fair market value of the property or securities in question, and the result of such appraisal shall, in the absence of manifest error or fraud, be the "Fair Market Value".

                "Independent Appraiser" means an investment banking firm of recognized national standing which has not served as the lead investment banker to, or received any material compensation from, the Corporation or Bear, Stearns International Limited, during the three years preceding such appointment.

                "Initial Date" means July 2, 2003.

                "Liquidation" means the date of the final distribution of the assets of the Corporation upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

                "Liquidation Preference" of any share of Convertible Preferred Stock means, as of any date, the Original Issue Price plus the amount of any accrued but unpaid dividends thereon.

                "Original Issue Date" means the date on which the first share of Convertible Preferred Stock was issued.

                "Original Issue Price" of any share of the Convertible Preferred Stock means, $50.00 per share.

                "Stockholder Approval" means (i) the authorization and approval by the Corporation's stockholders in accordance with the Corporation's Bylaws and applicable law of the amendment to the Certificate of Incorporation to increase the authorized number of shares of Common Stock to at least 50,000,000 shares and (ii) the authorization and reservation of 4,000,000 shares of Common Stock by the Board of Directors of the Corporation free from any preemptive rights to be made available for issuance by the Corporation to Bear, Stearns International Limited under its warrant with a trade date of even date herewith.

                "Yield Requirement" means (A) 3.00% per annum of the Original Issue Price during the period from the Original Issue Date until the fifth anniversary of the Original Issue Date, or (B) 5.00% per annum of the Original Issue Price after the fifth anniversary of the Original Issue Date.

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          3.    Voting Rights. Each holder of shares of Convertible Preferred
Stock shall: (A) be entitled to cast the number of notes that is equal to the number of votes which could be cast with respect to the number of shares of Common Stock into which each share of Convertible Preferred Stock held by such holder is then convertible; (B) have the right to vote together with the holders of Common Stock as a single class in any and all matters with respect to which holders of Common Stock have voting or consent rights; and (C) be entitled to notice and right to attend and submit proxies for of any stockholders' meeting in accordance with the Bylaws of the Corporation. Fractional votes shall not be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of the Convertible Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

          4.    Dividends.

                A. Subject to the rights of any series of Preferred Stock that may from time to time come into existence, each holder of the outstanding Convertible Preferred Stock, prior to and in preference to payment of any dividends (payable other than in Common Stock or other securities and rights convertible into or entitling the holder to receive, directly or indirectly, additional shares of Common Stock) on shares of the Common Stock, shall be entitled to receive when, as and if declared by the Board of Directors of the Corporation out of funds legally available for such purpose, cash dividends on each share of Convertible Preferred Stock held by such holder in an amount equal to the Yield Requirement. Dividends under this Section 4.A. shall accrue quarterly on each share of the Convertible Preferred Stock from the Original Issue Date and will be payable to holders of record on record dates, not exceeding 30 days preceding the payment date thereof, determined by the Board of Directors of the Corporation in advance of the payment of each particular dividend (which record date shall, to the extent dividends have been declared on the Common Stock, be the same as the record date in respect of the Common Stock). Dividends under this Section 4.A. shall be cumulative whether or not declared and without regard to whether the Corporation has legally available sources from which to pay such dividends. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments which may be in arrears. Dividends payable on the Convertible Preferred Stock for any period less than a full year shall be computed on the basis of 365 or 366 day year, as the case may be.

                B. In the event that the Board of Directors of the Corporation declares any cash dividend or distribution is declared on the Common Stock, each holder of Convertible Preferred Stock shall be entitled to receive cash dividends on each share of Convertible Preferred Stock held by such holder in an amount equal to (1) the amount payable on the number of shares of Common Stock into which such share of Convertible Preferred Stock is then convertible plus
(2) an amount equal to the Yield Requirement divided by the periodicity of the underling dividend on the Common Stock as declared by the Corporation (with a monthly dividend having a periodicity of twelve, a quarterly dividend having periodicity of four, a semi-annual dividend a periodicity of two and an annual or extraordinary dividend (or a dividend with no declared periodicity) a periodicity of one). Any partial payments of dividends to a holder of Convertible Preferred Stock under this Section 4 shall be first allocated to pay the such holder's right, if any, to participate in any cash dividend or distribution on the Common Stock in accordance with clause (1) of the immediately preceding sentence, with remainder, if any, allocated to pay such holder's right to receive dividends in accordance with clause (2) of the immediately preceding

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sentence. Any amounts paid pursuant to Section 4.B. (2) to a holder of
Convertible Preferred Stock shall reduce the amount of dividends which accrue in favor of such holder in accordance with Section 4.A. hereof.

          5.    Liquidation Preference.

                A. Liquidation Preference. In the event of any Liquidation, subject to the rights of any series of Preferred Stock that may from time to time come into existence, before any payment or distribution of the assets of the Corporation (whether capital or surplus) shall be made to or set apart for the holders of the Common Stock, the holder of each share of Convertible Preferred Stock shall be entitled to receive the Liquidation Preference with respect to each such share. If, upon any Liquidation, the assets of the Corporation, or proceeds thereof, distributable among the holders of the Convertible Preferred Stock shall be insufficient to pay in full the Liquidation Preference, then, subject to the rights of any series of Preferred Stock what may from time to time come into existence, such assets, or the proceeds thereof, shall be distributed among the holders of the Convertible Preferred Stock ratably in accordance with the respective amounts which would be payable on the Convertible Preferred Stock upon Liquidation if all amounts payable thereon were paid in full.

                B. No Participation. After completion of the distributions set forth in Section 5.A. and any other distribution that may be required with respect to any series of Preferred Stock that may from time to time come into existence, the entire remaining assets and funds of the Corporation legally available for distribution, if any, shall be distributed solely among the holders of Common Stock in proportion to the shares of Common Stock then held by them.

                C.  Valuation. Whenever any distribution provided for in this
Section 5 shall be payable in securities or property other than cash, the value of such distribution shall be the Fair Market Value of such securities or other property.

          6.    Conversion.

                A. Automatic Conversion. Each share of the Convertible Preferred Stock shall be converted into the number of shares of Common Stock obtained by dividing the Liquidation Preference by the Conversion Price then in effect with respect to such shares upon the Stockholder Approval.

                B. Mechanics of Automatic Conversion. Upon the occurrence of the Stockholder Approval, the Corporation shall mail, by certified or registered mail, postage prepaid, a notice (the "Automatic Conversion Notice") stating that the Stockholder Approval has occurred and setting forth the Conversion Price then in effect, to the holders of record of the outstanding shares of Convertible Preferred Stock, at the address of such holder given to the Corporation for the purpose of notice, or if no such address appears has been so given, at the place where the principal office of the Corporation is located, as soon as practicable the Stockholder Approval has occurred. Upon receipt of the Automatic Conversion Notice, the holders of the Convertible Preferred Stock shall deliver the certificates evidencing the shares of the Convertible Preferred Stock, together with proper assignment of such certificates endorsed to the Corporation or in blank, to the office maintained by the Corporation for that purpose. The

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automatic conversion shall be deemed to have been effected immediately upon the occurrence of the Stockholder Approval, and the person or persons entitled to receive the shares of Common Stock deliverable upon conversion of the shares of the Convertible Preferred Stock shall be treated for all purposes as the record holder or holders of such shares of Common Stock at such time, regardless of whether any holder of shares of the Convertible Preferred Stock shall have delivered the certificates evidencing such holder's shares of Convertible Preferred Stock in accordance with the foregoing sentence.

                C. Issuance of Common Stock Certificates. Upon any conversion described in this Section 6, the Corporation shall, as soon as practicable after the surrender for conversion of certificates evidencing shares of the Convertible Preferred Stock and compliance with any other required conditions, deliver to the person for whom such shares of the Convertible Preferred Stock are so surrendered, or to the nominee or nominees of such person, certificates representing the number of full shares of Common Stock to which such person shall be entitled, together with a cash payment in respect of any fraction of a share of Common Stock as set forth in Section 6.D.

                D. No Fractional Shares. No fractional shares of Common Stock shall be issued upon the conversion of any shares of the Convertible Preferred Stock. Upon any such conversion, in lieu of any fractional share of Common Stock otherwise issuable in respect of the aggregate number of shares of the Convertible Preferred Stock of any holder that are converted, such holder shall be entitled to receive an amount in cash (computed to the nearest cent, with one-half cent rounded upward) equal to the same fraction of the current value of one share of Common Stock (where applicable), such value to be conclusively determined in good faith by the Board of Directors of the Corporation. If more than one share of the Convertible Preferred Stock shall be surrendered for conversion at one time by or for the same holder, the number of full shares of Common Stock (where applicable) issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Convertible Preferred Stock so surrendered.

          7. Adjustment of Conversion Price. The Conversion Price is subject to adjustment from time to time as provided in this Section 7.

                A.  Adjustment for Certain Dividends and Distributions.

                    (1) Formula. If the Corporation at any time or from time to time after the Initial Date shall declare or pay any dividend on the Common Stock payable in Common Stock or in any right to acquire Common Stock, then and in each such event, the Conversion Price then in effect shall be decreased as of the time of such issuance or, if a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction:

                         (a) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such declaration or payment or the close of business on such record date, and

                         (b) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of

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          such declaration or payment or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

                    (2) Formula Notes. For purposes of adjusting the Conversion Price in accordance with this Section 7.A:

                         (a) the total number of shares of Common Stock issued and outstanding immediately prior to the time of such declaration or payment shall be calculated on a fully diluted basis, as if all shares of the Convertible Preferred Stock and all securities convertible into shares of Common Stock had been fully converted into shares of Common Stock immediately prior to the time of such declaration or payment and any other options, warrants, options or other rights for the purchase of shares of Common Stock had been fully exercised immediately prior to such issuance (and the resulting securities fully converted into shares of Common Stock, if so convertible) as of the date of such declaration or payment;

                         (b) if a record date for a dividend shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefore, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions; and

                         (c) if the Corporation shall declare or pay any dividend on the Common Stock payable in any right to acquire Common Stock for no consideration, then the Corporation shall be deemed to have made a dividend payable in Common Stock in an amount of shares of Common Stock equal to the maximum number of shares issuable upon exercise of such rights to acquire Common Stock.

                B. Splits and Subdivisions. If, after the Initial Date, outstanding shares of Common Stock shall be subdivided or split into a greater number of shares of Common Stock, the Conversion Price in effect immediately prior to the time of effectiveness of such subdivision or split shall be proportionately decreased concurrently with the effectiveness of such subdivision or split. If, after the Initial Date, outstanding shares of Common Stock shall be combined into a lesser number of shares of Common Stock, the Conversion Price in effect immediately prior to the time of effectiveness of such combination shall be proportionately increased concurrently with the effectiveness of such combination.

                C. Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Initial Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, then and in each such event provision shall be made so that the holders of the Convertible Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation they would have received had their Convertible Preferred Stock been converted into Common Stock on the date of

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that event and had they thereafter, during the period from the date of that event to and including the conversion date, retained the securities receivable by them as aforesaid during that period, subject to all other adjustments called for during that period under this Section 7 with respect to the rights of the holders of the Convertible Preferred Stock .

                D. Adjustment for Reorganization, Consolidation or Merger. If there shall occur any capital reorganization or any reclassification of the capital stock of the Corporation, consolidation, merger or other business combination of the Corporation with or into another corporation or other entity, or the conveyance of all or substantially all of the assets of the Corporation to another corporation or other entity and Section 8 does not apply, then each share of the Convertible Preferred Stock shall thereafter be convertible into the number of shares or other securities or property to which a holder of the number of shares of Common Stock deliverable upon conversion of each share of the Convertible Preferred Stock would have been entitled upon such reorganization, reclassification, consolidation, merger or conveyance. In any such case, appropriate adjustment (as determined in good faith by the Board of Directors of the Corporation) shall be made in the application of the provisions hereof with respect to the rights of the holders of shares of the Convertible Preferred Stock such that the provisions hereof (including, without limitation, provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably practicable, in relation to any shares or other property thereafter deliverable upon the conversion of the shares of the Convertible Preferred Stock .

                E. Calculation. All adjustments to the Conversion Price will be calculated to the nearest cent, with one-half cent rounded upward. No adjustment in the Conversion Price will be required unless such adjustment would require an increase or decrease of at least one percent in the Conversion Price; provided, however, that any adjustments which by reason of this Section 7.E. are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All adjustments to the Conversion Price shall be made successively and shall remain in effect until a further computation or readjustment thereof is required by this Section 7. Notwithstanding anything in this Certificate of Designations to the contrary, no adjustment to the Conversion Price shall be made in connection with or relating to any event to the extent a holder of Convertible Preferred Stock otherwise possesses a right, preference or privilege in connection with or relating to such event that is duplicative of such adjustment.

                F. Computation and Notification of Adjustment. Whenever the Conversion Price is adjusted as provided in this Section 7, the Corporation shall:

                    1. promptly compute the adjusted Conversion Price in accordance with this Section 7 and prepare a certificate executed by the President or the Chief Financial Officer of the Corporation setting forth the adjusted Conversion Price, the method of calculation thereof in reasonable detail and the facts requiring such adjustment and upon which such adjustment is based, and shall maintain such certificate at its principal executive office; and

                    2. mail a notice stating that the Conversion Price has been adjusted, the facts requiring such adjustment and upon which such adjustment is based and setting forth the adjusted Conversion Price, to the holders of record of the

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     outstanding shares of the Convertible Preferred Stock at their last addresses as they shall appear on the stock register of the Corporation, as soon as practicable after such adjustment has been made.

          8. Change of Control or Asset Sale. In the event of any consolidation or merger of the Corporation with another corporation or entity in which, immediately after such transaction, the holders of the Corporation's capital stock possess less than 50% of the voting power in the surviving corporation or entity in such transaction, or any sale or other disposition by the Corporation of all or substantially all of its assets to any other corporation or entity, then the holder of outstanding Convertible Preferred Stock shall be entitled to receive the number shares of Common Stock or other securities or property of the Corporation, or of the successor corporation or entity resulting from such consolidation or merger, as the case may be, to which the holder would have been entitled upon such consolidation, merger, sale, or other disposition if such holder's Convertible Preferred Stock had been converted into Common Stock immediately prior to such consolidation, merger, sale, or other disposition.

          9. Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend that is the same as cash dividends paid in previous quarters) or other distribution, any capital reorganization of the Corporation, any reclassification or recapitalization of the Corporation's capital stock, any consolidation or merger with or into another corporation, any transfer of all or substantially all of the assets of the Corporation or any dissolution, liquidation or winding up of the Corporation, the Corporation shall mail to each holder of Convertible Preferred Stock at least ten days prior to the date specified for the taking of a record, a notice specifying the date on which the record is to be taken for the purpose of that dividend, distribution or other event.

          10. Payment of Taxes. The Corporation will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issuance or delivery of shares of Common Stock upon conversion of shares of the Convertible Preferred Stock, other than any tax or other charge imposed in connection with any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of the Convertible Preferred Stock so converted were registered.

          11. No Impairment. Until receipt of Stockholder Approval and the conversion of any outstanding Convertible Preferred Stock into Common Stock pursuant to Section 7.A., the Corporation will not, by amendment of the Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions hereof, and in the taking of all action as may be necessary or appropriate in order to protect the conversion and other rights of the holders of the Convertible Preferred Stock as set forth herein against impairment.

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